EXHIBIT 4.4

STEEL STRUCTURE SUPPLY CONTRACT

BETWEEN

CEMENTOS PACASMAYO S.A.A.

CALLE LA COLONIA 150

URBANIZACIÓN EL VIVERO, MONTERRICO

LIMA 33

PERU

(Hereinafter called THE PURCHASER)

AND

POLYSIUS INGENIERIA Y SERVICIOS DEL PERÚ S.A.

AV. MARISCAL BENAVIDES 207

URB. SELVA ALEGRE

AREQUIPA

PERU

(Hereinafter called THE SUPPLIER)

This Steel Structure Supply Contract (hereinafter called “Contract”) is made and entered on September 28th, 2012 by and between Cementos Pacasmayo S.A.A. a company duly organized under the laws of Perú, having its principal place of business at Calle La Colonia 150, Urb. El Vivero, Santiago de Surco, Lima, Perú (hereinafter called the “PURCHASER”) and Polysius Ingeniería y Servicios del Perú S.A. having its principal place of business at Av. Mariscal Benavides 207, Urb. Selva Alegre, Arequipa, Perú (hereinafter called the “SUPPLIER”).

The PURCHASER and THE SUPPLIER are hereinafter individually referred to as “Party” and collectively referred to as “Parties”.

WHEREAS:

I.	The PURCHASER owns a plant site located in Piura, Peru (hereinafter referred to as the “PURCHASER´s Plant Site”).

II.	The PURCHASER is interested in acquiring certain steel structure from THE SUPPLIER, to be installed and used at the mentioned plant site for the new cement plant at Piura, Peru with a capacity of 3000 tpd of clinker and 230 tph of cement grinding capacity (hereinafter referred to as the “PROJECT”);

III.	The Parties confirm their desire to negotiate a comprehensive Turnkey Engineering, Procurement, and Construction Agreement for the PROJECT (the “EPC Agreement”), which, when executed, shall supersede this Contract in all respects;

IV.	The Parties, having agreed upon such supply and their desire to negotiate the EPC Agreement, wish to formalize their purpose in (i) this Contract, (ii) that certain Limited Notice to Proceed and Letter of Intent between the PURCHASER and the SUPPLIER dated on or about the date hereof, and (iii) that certain Comfort Letter Agreement between SUPPLIER, PURCHASER, Thyssenkrupp Polysius Ag, Polysius do Brasil Ltda., and Loesche GmbH dated on or about the date hereof (the “Comfort Letter”);

NOW, THEREFORE, the Parties have agreed to enter into this Contract, which shall be governed by the following terms and conditions:

Clause 1. OBJECT

1.1	The object of this Contract is the fabrication and supply by POLYSIUS INGENIERÍA Y SERVICIOS DEL PERÚ S.A. of the steel structure further described in Annexes “A” and “B” attached hereto (hereinafter referred to as “STEEL STRUCTURE”) for the PROJECT.

1.2	Upon execution of the EPC Agreement, the EPC Agreement shall supersede this Contract and this Contract shall be deemed automatically terminated and of no further force or effect as of such date. Notwithstanding anything to the contrary contained herein, upon any termination of this Contract without execution of the EPC Agreement, the PURCHASER shall have all ownership rights to all STEEL STRUCTURE for which the SUPPLIER has been paid and all intellectual property rights associated therewith, and the SUPPLIER shall have no claims in connection therewith. In the event the EPC Agreement is executed, transfer of title to STEEL STRUCTURE and related documentation and all intellectual property rights associated therewith, shall be governed by the EPC Agreement.

1.3	Notwithstanding anything to the contrary contained herein (including, without limitation, Clause 14 hereof), if the SUPPLIER unreasonably denies entering into the EPC Contract according to the terms set forth, the SUPPLIER agree to supply to the PURCHASER all the information and documentation sufficient to support the PURCHASER to find, in short term, one or more suppliers to execute the remaining matters of the scope of the PROJECT, without any additional cost.

Clause 2. PRICE AND PAYMENT TERMS

2.1	For the fabrication and supply of the STEEL STRUCTURE, the PURCHASER shall pay to the SUPPLIER the total price of US$ 11’807,250.00 (Eleven Million, Eight Hundred and Seven Thousand, Two Hundred and Fifty American Dollars), plus Peruvian Sales Tax (IGV), considering the supply of 3´148,600 kg. of steel structure under a fixed unit price of US$ 3.75 (Three with 75/100 American Dollars), plus Peruvian Sales Tax (IGV), per kilogram of steel structure duly supplied and weighed under this Contract (hereinafter called, the “Contract Price”).

The PURCHASER shall pay for the supply duly received and weighed at its Plant site located in Piura, Peru. Consequently, the previously stated total price is included for reference only, as the final total price will be calculated by applying the fixed unit price to the weight effectively supplied. The weight of the STEEL STRUCTURE supplied, shall be certified by a platform scale installed at the PURCHASER´s Plant Site.

The Parties agree that the Unit Price is fixed, and shall remain valid and invariable until the fulfilment of all SUPPLIER´s obligations, according to the terms of this Contract.

2.2	Payment conditions:

•

30% of the STEEL STRUCTURE Price, payable within 15 days after signing the Contract, against submittal of invoice and an Advance Payment Bond, duly advised and confirmed by a First Class Peruvian Bank acceptable to the PURCHASER, at the PURCHASER request. All costs, charges and related expenses in Peru, shall be borne by the PURCHASER. All costs, charges and related expenses outside Peru, shall be borne by the SUPPLIER. This Bond shall be valid and effective until the completion of the supply of the STEEL STRUCTURE and shall be automatically and proportionally reduced with the prior approval of the PURCHASER of the value of each commercial invoice issued to the PURCHASER under this Contract.

The parties agree that the above mentioned reductions could be effective every 03 months, prior written approval of the PURCHASER. All respective bank charges in connection with the Advance Payment Bond shall be borne by the SUPPLIER.

•

70% of the STEEL STRUCTURE Price shall be paid proportionately, against partial delivery of the STEEL STRUCTURE, within thirty (30) days from the presentation of the invoice, packing list, release report signed by the SUPPLIER, and the Certificate of Weight as foreseen in Clause 2.1.

To cover the payment of 70% of the Contract Price, within 30 days after signing the Contract, the PURCHASER shall open one irrevocable Letter of Credit (L/C), in the amount of US$ 8´265,075.00 (Eight Million, Two Hundred and Sixty Five Thousand, Seventy Five with 00/100 American Dollars) in favor of the SUPPLIER. The L/C shall be advised and confirmed by a First Class International Bank in Germany, acceptable to the SUPPLIER, at the SUPPLIER request. All costs, charges and related expenses in Peru, shall be borne by the PURCHASER. All costs, charges and related expenses outside Peru, shall be borne by the SUPPLIER.

Notwithstanding the foregoing, at the time the PURCHASER has paid to the SUPPLIER up to 75% of the Contract Price, the SUPPLIER shall issue a Performance Bond in favour of the PURCHASER for ten per cent (10%) of the Contract Price, for the due fulfilment of SUPPLIER’s performance obligations as defined in this Contract. This Bond shall be valid and effective until the issuance of the Certificate of Technical Acceptance by the PURCHASER. However, this Performance Bond shall expire at the latest 48 months after effectiveness of this Contract. This Bond shall be advised and confirmed by a First Class Peruvian Bank acceptable to the PURCHASER, at the PURCHASER request. All costs, charges and related expenses in Peru, shall be borne by the PURCHASER. All costs, charges and related expenses outside Peru, shall be borne by the SUPPLIER.

2.3	Invoices

The SUPPLIER shall deliver to the PURCHASER one (01) original and two (02) copies of each respective invoice for each payment milestone as provided for in Clause 2.2 above for the amounts indicated above.

The invoices issued in connection with the payment milestones set forth in Clause 2.2 above shall be issued according to Peruvian tax law.

All copies of the invoices shall be issued to the PURCHASER and sent to the address indicated in Clause 16.1 within five (5) days from the issuance date of the documents.

Clause 3.	TERMS OF DELIVERY

3.1	The parties agree that the STEEL STRUCTURE shall be delivered by the SUPPLIER to the PURCHASER at the PURCHASER’s Plant Site located in Piura, Peru. And all drawings and documentation regarding the scope of supply shall be delivered by the SUPPLIER at PURCHASER’s office at Lima or at the PURCHASER’s Plant Site located in Piura.

3.2	Time of delivery: According to the Equipment Supply Contract duly signed between the PURCHASER and ThyssenKrupp Polysius AG and Polysius do Brasil Ltda., and further described in Annex “C” attached hereto.

Clause 4.	ASSIGNMENT AND SUBCONTRACTING

The SUPPLIER may use parts of the STEEL STRUCTURE supplied by qualified subcontractors having a quality control system and capability satisfactory to the SUPPLIER; however, subcontracting shall not relieve the SUPPLIER from full an entire responsibility for performance of its obligations and its subcontractors in accordance with this Contract.

Clause 5.	THE PURCHASER’S OBLIGATIONS

The PURCHASER shall be obliged to:

5.1	Provide THE SUPPLIER, in due time, with any reasonable information necessary for the supply of the STEEL STRUCTURE. The PURCHASER shall, within ten (10) days from its respective receipt, approve the documents provided by THE SUPPLIER related to the Contract and, in case such documents are deemed not to be in accordance with the SUPPLIER’S obligations, the PURCHASER shall return the documents to the SUPPLIER, clearly stating the reasons for such disagreement, and require its correction within fifteen (15) days from the date of receipt of the documents at the SUPPLIER’S office.

In case the PURCHASER does not disagree with the documents by returning them or does not expressly approve them within the period stated above, all documents sent by THE SUPPLIER shall be deemed approved.

The aforementioned rules shall not apply for amendments, additions, variations or modifications of any term provision of this Contract. In such cases, Clause 12 shall apply.

5.2	Pay the price as established in Clause 2.

5.3	Coordinate the execution of the supply to be conducted by the SUPPLIER with other supplies and works related to the PROJECT, except the supplies and works performed by Loesche GmbH and affiliates companies.

5.4	Notify the SUPPLIER in writing and within 15 days after signing the Contract, of any internal rules and/or regulations as well as any particular proceedings and or structures which the PURCHASER wishes to apply for the execution of the Contract. In the event the SUPPLIER is not being notified in accordance with this Clause 5.4, the SUPPLIER shall have no obligation with regard to the adherence to any such rules, regulations, proceedings and/or structures as mentioned above.

5.5	Obtain and maintain, at its own cost, any and all licenses and/or authorizations which may be necessary for the execution of the PROJECT.

Clause 6.	THE SUPPLIER’S OBLIGATIONS

6.1.	Supply the STEEL STRUCTURE in accordance with the specifications described in Annexes A and B.

6.2	Provide the necessary technical documents according to the requirements of the Contract, including manuals, projects, designs, plans, related to the supply, operation and maintenance of the STEEL STRUCTURE, all of which shall be in the English and/or Spanish language.

6.3	Issue the Advance Payment Bond and the Performance Bond as per Clause 2.2.

Clause 7.	WARRANTIES

7.1	Warranty regarding the material

7.1.1	The SUPPLIER hereby warrants that the STEEL STRUCTURE shall be new and free from any defects in workmanship and materials, applying to the standards set forth in this Contract and in the Annexes hereto.

7.1.2	The warranty obligations shall be effective against defects in workmanship and materials or wrong instructions by the SUPPLIER’s Supervisory Personnel for: 12 months after issuance of the Certificate of Technical Acceptance by the PURCHASER from the date of commissioning, however not longer than 48 months after coming into force of the Contract according to Clause 18, whichever occurs first (“WARRANTY PERIOD”). In the event that the delivery will be delayed due to reasons attributable to the SUPPLIER, the warranty latest date shall be prolonged according to the duration of the delay. Notwithstanding the above, the PURCHASER’s rights to claim the Liquidated Damages set forth in Clause 11 shall not be affected hereby.

Within the WARRANTY PERIOD, the SUPPLIER undertakes, for his scope of supply and if requested by the PURCHASER in writing, to replace, modify, and/or repair pieces or components of the STEEL STRUCTURE, which are found defective due to reasons of fabrication or material, at its own option, if possible at the place of operation, provided that those defects of the pieces of the STEEL STRUCTURE or components are not the consequence of natural wear, misuse by the PURCHASER or third persons, or pieces and components which have been operated and/or stored in discordance with the operation and maintenance manuals of the SUPPLIER or the defects have occurred due to any act of negligence by the PURCHASER or by third persons, or due to chemical or electrolytic influences. Wear and tear parts are also not included in the warranties.

The parts, pieces or components of the STEEL STRUCTURE which have been removed and replaced within the WARRANTY PERIOD as stipulated above shall become the property of the SUPPLIER and the warranty period for replaced and repaired parts shall be one (1) year from the date of repair or replacement, however not longer than 48 months after coming into force of the Contract according to Clause 18, whichever occurs first.

No guarantee will be given for consumables or similar short-life items, e.g. oil, grease, wear parts, or similar, nor for damage resulting from faulty or careless handling attributable to the PURCHASER, the processing of unsuitable materials which have not been previously agreed, excessive demands attributable to the PURCHASER.

7.2	Liability for Deficiencies in Engineering Documents

7.2.1	For deficiencies in the Engineering documents, the SUPPLIER is liable as follows:

The SUPPLIER is liable for deficiencies in drawings and other records made available to the PURCHASER for their own manufacturing under this Contract, in so far as these deficiencies are due to a severe violation of the accepted rules of technology, by correction or new performance of the incorrect service within a reasonable time.

If such defects, fault error or omission in the engineering documents mentioned above causes direct damage to material or property of the PURCHASER, the SUPPLIER shall reimburse PURCHASER’s additional cost incurred thereby, limited however to an aggregate maximum of 5% of the Contract Price.

Further claims, rights and remedies of the PURCHASER due to deficiencies in drawings, technical data or other engineering documents supplied by the SUPPLIER are excluded. SUPPLIER’s warranty will expire 48 months after the date of the effectiveness of this supply contract.

7.3	The PURCHASER shall only have the right to correct a defect by himself or to have it corrected by others and require the SUPPLIER to reimburse him his reasonable expenses for the elimination of the defect in urgent cases where the security of the works is endangered, or to prevent substantial damage, or in the event that SUPPLIER’s, despite PURCHASER’s reminder in writing, has not started to correct the defect within a reasonable time. In such cases the PURCHASER shall inform the SUPPLIER immediately in writing of the problem and the supposed solution.

Out of the direct cost to remedy the defect, the SUPPLIER shall bear only the costs of replacing parts and the costs for his supervisors for erection where they are needed. Any other costs will be to the account of the PURCHASER.

Further rights and remedies of the PURCHASER for the correction of defects, in particular claims for the compensation of damage to parts other than the supplied parts under this Contract shall be excluded. PURCHASER’s rights and remedies in connection with defects and other claims of whatsoever nature shall in all cases cease and expire at the end of the above mentioned liability period.

Clause 8.	INSPECTION AND TESTS AT SUPPLIER’S PLANT

8.1	The PURCHASER shall be entitled during manufacture to witness inspections, examinations and tests of the STEEL STRUCTURE and workmanship at the SUPPLIER’S premises, during normal working hours, as well as to check the progress of manufacture of all main items, parts or components of the STEEL STRUCTURE to be supplied under the Contract. If the mentioned items, parts, components or STEEL STRUCTURE is being manufactured at other premises, the SUPPLIER shall do its best efforts to get the permission for the PURCHASER to witness such inspections, examinations and tests. All travelling charges and other costs directly related to the inspection of the PURCHASER or its inspectors shall be for the PURCHASER’s account. The inspections, examinations and tests shall be executed in accordance with the SUPPLIER’S inspections and test procedures.

Clause 9.	INTELLECTUAL PROPERTY RIGHTS

9.1.	The SUPPLIER shall indemnify the PURCHASER against all claims of infringement of any patent, registered design, copyright, trade mark or trade name or other intellectual property right provided that all of the following conditions are satisfied:

(i)	The claim or proceedings arise out of the design, construction, manufacture or use of the STEEL STRUCTURE supplied by the SUPPLIER.

(ii)	The infringement was not caused by the use of any STEEL STRUCTURE in association or combination with any steel structure not supplied by the SUPPLIER, unless such association or combination was performed by Loesche GmbH or Thyssenkrupp Polysius Ag or Polysius do Brasil Ltda., or disclosed to the SUPPLIER prior to the date of signing of the Contract, or was not reasonably to be inferred from the specification.

(iii)	The infringement or allegation of infringement was not a necessary consequence of the SUPPLIER following the design or specific written instructions of the PURCHASER.

9.2	If during the execution of this Contract industrial property rights or copyrights might be generated, those belong to the SUPPLIER and the PURCHASER herewith already obliges itself to observe secrecy regarding those rights and to render every assistance necessary for the SUPPLIER to make the arrangements for the registration with the competent organ.

9.3	The industrial property of the SUPPLIER such as drawings, patents, copyrights, data, calculations and other elaborations, know-how, etc. put at the disposal of the PURCHASER within the scope of this Contract shall neither be transferred to the PURCHASER nor shall any license for the exploitation of the industrial property as mentioned above be issued.

Clause 10.	CONFIDENTIALITY

10.1	During the term of this Contract and for a period of five (5) years thereafter, the parties shall keep all information disclosed or otherwise made available pursuant to or in the course of this Contract, whether orally or in any other manner, hereinafter refer to “Confidential Information”, strictly confidential and it shall not disclose any Confidential Information to any third parties without having obtained the other party ’s prior express written permission to do so, unless specifically provided for herein below.

10.2	The obligation of confidentiality imposed upon the parties pursuant this Clause 10 shall not apply to any information (i) that was already in the possession of the PURCHASER at the time of disclosure, or is rightfully obtained from a source other than from the SUPPLIER or vice versa; (ii) which at any time becomes available to the public or is or has gone into the public domain through no fault of the PURCHASER or vice versa; (iii) which, after disclosure by the SUPPLIER to the PURCHASER, is at any time lawfully obtained by the PURCHASER from third parties who are under no confidential obligation to the SUPPLIER or vice versa; or (iv) which is required by law to be disclosed by the receiving Party or (v) pursuant to an order of a court or administrative body of competent jurisdiction or government agency, provided that the PURCHASER shall notify the SUPPLIER in the event the PURCHASER elects to legally contest, request confidential treatment, or otherwise avoid such disclosure or vice versa.

10.3	Notwithstanding the aforementioned, the SUPPLIER shall be allowed to publish the basic data of the PROJECT in its webpage, brochures and new releases, after written authorization from the PURCHASER. The PURCHASER shall not unreasonably withhold that authorization.

Clause 11.	RESPONSIBILITY AND LIQUIDATED DAMAGES

11.1.	The SUPPLIER shall be responsible exclusively in accordance with the terms in this Clause 11.

11.2.	The parties shall in no event be liable for any indirect, consequential or accidental losses and damages, such as, but not limited to loss of use of the STEEL STRUCTURE, loss of profit or loss of production, no matter if those are based on this contract, tort, violation of accessory obligations or any other reclamations resulting from loss of production and loss of profit.

11.3.	In case the SUPPLIER does not comply with its delivery dates stipulated in the Contract, they shall be subject to liquidated damages corresponding to 0.5 % of the value of the delayed part of the STEEL STRUCTURE per each full week in delay, counted from the beginning of the non-fulfillment until effective fulfillment of the obligation, up to a maximum amount corresponding to 5% of the section of the STEEL STRUCTURE in delay.

11.4.	The maximum amount of liquidated damages to be paid under this Contract for the reason of delay shall be limited to 5% of the Contract Price. The PURCHASER shall not be entitled to any liquidated damages for delay in the event the time schedule for the PROJECT is not affected by the SUPPLIER’S delay.

11.5.	The Parties agree that the reference value for the calculation of all possible indemnifications stipulated in this Contract shall be the Contract Price stipulated in Clause 2 and that the total maximum responsibility of the SUPPLIER towards the PURCHASER for the execution of this Contract, including the obligation to pay liquidated damages for delay as set in Clause 11.3 and Clause 11.4 or for nonperformance of the STEEL STRUCTURE shall be expressly limited to 10 % of the Contract Price.

11.6	The whole liability and responsibility of the parties are agreed upon completely and exclusively in this Contract. Whenever a right and/or remedy is stipulated in the Contract such right and/or remedy shall be the sole right and/or remedy regarding the subject and other rights and/or remedies shall be excluded. Notwithstanding the aforementioned, the SUPPLIER hereby agrees to indemnify, defend and hold harmless the PURCHASER, and any of its subsidiaries, parents or affiliates, and their respective directors, officers, agents, employees and designees, from and against any and all losses, claims, liabilities, injuries, damages and expenses, including, without limitation, attorneys’ fees and court costs, arising out of, or occurring in connection with, (i) the performance or lack of performance by the SUPPLIER of its duties and obligations under or pursuant to this Contract, and/or (ii) any error, omission or act (negligent or otherwise) by the SUPPLIER, or its employees, agents, affiliates or other representatives.

The whole liability and responsibility of the SUPPLIER is agreed upon completely and exclusively in this Contract, and shall be limited to 10% of the Contract Price whether such liability arises from anyone or more claims or actions for breach of contract, tort (including negligence), delayed completion, warranty, indemnity, strict liability or otherwise. Whenever a right and/or remedy is stipulated in the Contract such right and/or remedy shall be the sole right and/or remedy regarding the subject and other rights and/or remedies shall be excluded.

Clause 12. VARIATIONS AND SEVERABILITY

No amendment, addition, variation, or modification of any term or provision of this Contract shall be effective unless both Parties confirm it by a written addendum, duly executed.

If, for any reason whatsoever, any provision of this Contract is held to be invalid, illegal or ineffective, such provision shall be replaced by the Parties by an admissible one, aiming at the same economic and legal results and the validity, legality and effectiveness of the remaining provisions of this Contract shall not thereby be affected or compromised in any manner.

Clause 13. FORCE MAJEURE

13.1	Neither Party shall be liable for delay or failure in performing all or any part of this Contract to the extent that its performance has been obstructed due to a Force Majeure Event. Force Majeure as used in this Contract shall mean any event and circumstances beyond the control of the Parties. Such events shall include but shall not be limited to fires, explosions, flood, facts of the elements, acts of public enemies, sabotage, wars, riots, civil or political disturbance, interference by military authorities, prohibitions of exports or imports, epidemics, pandemics.

13.2	If an event of Force Majeure occurs the time stipulated for the fulfilment of the obligations of the affected Party shall be extended or suspended for a period equal to the duration of such event or circumstance, without any liability, provided that the Party so affected informs the other promptly in writing or by e-mail or facsimile together with supporting documents confirming the event which causes such Force Majeure. Such notice shall set forth in reasonable details the nature of the Force Majeure and the best estimate by the Party so claiming of the duration thereof. The Party so affected shall not be liable to the other for damages caused by the occurrence of a Force Majeure event. In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use their best efforts to minimize the consequences of such Force Majeure event.

13.3	As soon as reasonably possible after the end of the Force Majeure event the affected Party shall notify the other Party in writing that the Force Majeure event has ceased and resume the performance of its obligations under this Contract.

13.4	In the event that a case of Force Majeure persists for duration of sixty (60) or more days, the Parties shall convene and mutually agree how to proceed.

Clause 14.	TERMINATION

14.1	The Parties may terminate this Contract by a written notice if the other Party becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, or carries on business under a receiver

14.2	THE SUPPLIER may terminate this Agreement in the event that the PURCHASER unjustifiably delays payments due for more than sixty (60) days and in the event of Clause 18.2;

14.3	THE PURCHASER may terminate this Agreement in the event that the SUPPLIER unjustifiably delays the supply of the STEEL STRUCTURE for more than sixty (60) days;

14.4	In the event of termination due to any reasons not attributable to the SUPPLIER, the SUPPLIER shall be compensated for all such actual, reasonable and duly evidenced costs which have been occurred until the date of termination, not to exceed the Contract Price, which means for:

(i)	All STEEL STRUCTURE ordered and already started manufacturing;

(ii)	All cancellation fees incurred by the SUPPLIER, and;

(iii)	All engineering documents already delivered to the PURCHASER.

After the SUPPLIER has received the compensation, the Letter of Credit mentioned at Clause 2.2, shall hereafter be voided automatically.

14.5	All other rights and/or remedies of the PURCHASER with regard to the termination reason shall be expressly excluded.

Clause 15. INSURANCE

15.1.	The STEEL STRUCTURE transport insurances shall be provided by the SUPPLIER at his cost and the insurances so provided and maintained by the SUPPLIER shall include a waiver of subrogation, which shall state that the insurer waives all right of subrogation against the PURCHASER, its representatives, employees, agents and affiliates. The SUPPLIER shall indemnify and hold the PURCHASER harmless for all and any claims which may arise against the PURCHASER in this regard.

Clause 16. NOTICES

16.1	Any notice or communication to be made hereunder by the SUPPLIER to the PURCHASER shall be addressed as follows:

Mr. Juan Teevin

Piura Cement Plant Project Manager

Cementos Pacasmayo S.A.A.

Calle La Colonia N° 150, Urb. El Vivero

Lima 33, Perú

Email: jteevin@cpsaa.com.pe

Tel: (511) 317-6000, Ext.: 2078

16.2	Any notice or communication to be made hereunder by the PURCHASER to the SUPPLIER shall be addressed as follows:

Rainer Graef

Polysius Ingeniería y Servicios del Perú S.A.

Av. Mariscal Benavides N° 207, Urb. Selva Alegre

Arequipa, Perú

Phone: 0051 54 200116

E-mail: rainer.graef@thyssenkrupp.com

16.3	Notices can also be made to any other address or person that the Parties may inform to each other during the term of this Contract.

16.4	Any correspondence between the Parties shall be in Spanish or English language.

Clause 17. GOVERNING LAW AND DISPUTE RESOLUTION

17.1	This Contract shall be governed by and construed in accordance with the laws of Peru and Rules of the United Nations Convention on Contracts for the International Sale of Goods shall apply supplementary.

17.2	Negotiation

If a dispute arises between the Parties relating to or arising out of this Contract, then within thirty (30) days of a Party in writing notifying the other Party of a dispute, senior representatives from each Party must meet and use reasonable endeavours acting in good faith to resolve the dispute.

17.3	Mediation

If a dispute arising under this Contract is not resolved within 15 days of notification of the dispute under Clause 17.2, the Parties will, if mutually agreed, submit the matter to mediation before two mediators, each one to be appointed by the CEO’s of both parties. The mediation process will cease if the dispute is not settled within thirty (30) days of the last mediator being appointed, or such longer period as the Parties may agree.

17.4	Arbitration

If a dispute arising under this Contract is not resolved under clause 17.3 (or if no agreement is reached to refer the dispute to mediation within thirty (30) days of notification of the dispute under Clause 17.3, either Party may, by written notice to the other, refer the dispute to arbitration in accordance with the Rules for Arbitration of ICC (International Chamber of Commerce, Paris) by three (3) arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in English and held in the city of Paris, France, unless all parties to the arbitration agree otherwise. The determination of the arbitrators shall be final and binding upon the Parties and the enforcement of the award may be entered in any court having jurisdiction for such enforcement.

Clause 18. COMING INTO FORCE OF THE CONTRACT

18.1.	This Contract shall come into force upon the signature by all Parties, the receipt of the pre-advance payment as per Clause 2.2 and emission of the Letter of Credit according to Clause 2.2.

18.2	In case the Letter of Credit unjustifiably is not issued within 30 days after signing the Contract and/or the advance payments according to Clause 2.2 have not been made by the PURCHASER within 30 days after signing the Contract, the Parties shall meet to negotiate any further procedure.

Clause 19. GENERAL PROVISIONS

19.1	No assignment, cession or transfer of any right or obligation arising under this Contract shall be made by one party to a third party, without the previous mutual consent of both parties.

19.2	The erection and commissioning of the STEEL STRUCTURE at the PURCHASER Plant Site in Piura, Perú are not included under this Supply Contract.

19.3	The Parties agree that the terms of the Equipment Supply Contract duly signed between the PURCHASER and Thyssenkrupp Polysius AG and Polysius do Brasil Ltda. shall apply supplementary.

19.4	The Parties agree that this Supply Contract supersedes the Purchase Order N° 009-2012 and that Purchase Order shall be deemed automatically terminated at the date of signature of this Contract.

IN WITNESS WHEREOF, the Parties have caused this Supply Contract to be duly executed by their legal representatives in two (2) counterparts of identical content, in the presence of the undersigned witnesses.

PLACE AND DATE: September 28th, 2012.

Cementos Pacasmayo S.A.A.	Cementos Pacasmayo S.A.A.

/s/ Humberto Nadal del Carpio	/s/ Carlos Julio Pomarino
Humberto Nadal	Carlos Julio Pomarino

Polysius Ingeniería y Servicios del Perú S.A.

/s/ Rainer Graef
Rainer Graef

Annex A:

LIST OF STEEL PARTS FOR FABRICATION

ITEM	LIST OF STEEL PARTS	UNIT	TOTAL WEIGHT
1.01	Calciner parts	kg.	105,338
1.02	Steel chutes	kg.	85,528
1.03	Fuel silo steel parts	kg.	43,354
1.04	Ciclone steel parts	kg.	126,900
1.05	Feed bin / hoppers steel parts	kg.	423,130
1.06	Dedusting duct	kg.	49,959
1.07	Process gas ducts and stacks	kg.	581,810
1.08	Kiln hood steel parts	kg.	67,423
1.09	Preheater ciclone parts	kg.	218,353
1.1	Tertiary air duct	kg.	128,230
1.11	Heat exchanger parts	kg.	43,000
1.12	Steel apron conveyor and scrapers	kg.	99,800
1.13	Belt conveyor parts	kg.	157,800
1.14	Bucket elevator parts	kg.	119,400
1.15	Dedusting filters parts	kg.	97,200
1.16	Steel parts for load cell	kg.	560
1.17	Burner steel ducts	kg.	1,080
1.18	Two-way distribution chute	kg.	2,350
1.19	Fluidor steel parts	kg.	22,600
1.2	Cooling tower steel parts	kg.	73,200
1.21	Flat slide valve / Rotatory air locker parts	kg.	370
1.22	Steel parts for fans	kg.	73,600
1.23	Hot gas generator steel parts	kg.	3,700
1.24	Kiln steel parts (housing and base plates)	kg.	34,800
1.25	Steel parts for loading spout	kg.	1,200
1.26	Steel parts for silo sockets valves	kg.	86,200
1.27	Parts for process bag filters	kg.	334,000
1.28	Compressed air pipes	kg.	24,600
1.29	Palletizer / Packing plants parts	kg.	22,000
1.3	Polytrack steel parts (housing and pipes)	kg.	55,000
1.31	Screw conveyor parts	kg.	5,400
1.32	Weighing belt feeder steel parts	kg.	1,100

Annex B:

PAINTING OF STEEL STRUCTURE

Painting of steel structure

1.1	Protection against corrosion

Range of application:

•	Basic protection, suitable for protection during transport

•	Not suitable as permanent coating

•	Not to be used as top coat

Coating:

• Colour shade:	red brown RAL 8012

• Application:	Workshop

• Surface preparation:	SSPC-SP5 white metal blast cleaning

• Binding agent:	Alkyd resin

• Pigment:	Free of zinc chromate

• Thickness of coating:	min. 0.075 mm

• Volume of solids:	approx. 50%

• Density:	approx. 1.4 kg/dm3

• Practical tinctorial power:	approx. 5.0 m2/kg

For hot gas ducts a temperature resistant coating will be used.

Annex C:

Delivery Schedule for the Supply of STEEL STRUCTURE